EXHIBIT 10.1

MICROCHIP TECHNOLOGY INCORPORATED

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between ________________ (the “Employee”) and Microchip Technology Incorporated (the “Company”), effective as of ________________, 2006 (the “Effective Date”).

RECITALS

1.  It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2.  The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.  The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and certain benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.  Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.  Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.  At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates prior to the Change of Control Period, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or under his or her Employment Agreement if any exists in writing, or as may otherwise be available in accordance with the Company’s established employee plans.

3.  Benefits.

(a)  Benefits Upon a Change of Control. Immediately prior to consummation of a Change of Control the Employee shall receive the following benefit:

(i)  Equity Compensation Acceleration. One hundred percent (100%) of the Employee’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) shall immediately vest and become exercisable. Any Company stock options and stock appreciation rights shall remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(b)  Termination Other than for Cause During the Change of Control Period. If within the three-month period preceding or any time following a Change of Control (the “Change of Control Period”), the Employee ceases to be employed with the Company (or any parent or subsidiary of the Company) for any reason other than “Cause” (as defined herein), and the Employee signs, and does not revoke, a standard release of claims with the Company in a form acceptable to the Company (the “Release”), then the Employee shall receive the following severance from the Company:

(i)   Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to (one/two) hundred percent of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination of employment, whichever is greater) plus (one/two) hundred percent of the Employee’s target bonuses for which Employee was or would have been eligible (for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.)

(ii)  Continued Employee Benefits. Company-paid health, dental, vision, and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to termination and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to termination (the “Company-Paid Coverage”). If such coverage included the Employee’s eligible dependents immediately prior to termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (A) (twelve/twenty-four) months from the date of termination, or (B) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates. Coverage in this Section is dependent on the valid and timely election of continued COBRA coverage under applicable law.

(c)  Timing of Severance Payments. Except as otherwise provided herein, the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the effective date of the Release. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(d)  Termination for Cause; Termination Prior to Change of Control Period. In the event the Employee’s employment is terminated for Cause, or for any reason prior to the Change of Control Period, then the Employee shall not be entitled to receive severance and any other benefits except as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)  Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement, if the Employee is a “key employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Agreement is required by Code Section 409A and any Treasury Regulations, and IRS guidance thereunder, or necessary in the good faith judgment of the Company, to avoid the Employee incurring additional tax under Section 409A, such payments shall not be made until the end of six (6) months following the date of the Employee’s separation from service in accordance with Code Section 409A.

4.  Golden Parachute Excise Tax.

(a)  Parachute Payments Equal to or Greater than 3.0 x Base Amount. In the event that the benefits provided for in this agreement or otherwise payable to Employee, including vesting acceleration upon a change of control pursuant to Company equity plans or any Employment Agreement which may exist (i) constitute “parachute payments” within the meaning of Section 280G of the Code, (ii) would be subject to the excise tax imposed by Section 4999 of the Code, and (iii) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying three by Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then (A) the benefits shall be delivered in full, and (B) the Employee shall receive a payment from the Company sufficient to pay such excise tax.

(b)  280G Determinations. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 4 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.  Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)  Cause. “Cause” shall mean (i) a willful act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or pleading nolo contendere to, a felony that is materially and demonstrably injurious to the Company, and (iii) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

For the purposes of this Section 5(a), no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company. Notwithstanding anything herein to the contrary, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee with Employee’s counsel to be heard before the Board) finding that in the good faith opinion of the Board the Employee was properly terminated for Cause.

(b)  Change of Control. “Change of Control” means the occurrence of any of the following:

(i)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)  A change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or

(iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)  The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

6.  Successors.

(a)  The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)  The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.  Notice.

(a)  General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (A) if to Employee, at his or her last known residential address and (B) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b)  Notice of Termination. Any termination by the Company for Cause or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).

8.  Miscellaneous Provisions.

(a)  No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source, except as set forth in Section 3(b)(ii)(B).

(b)  Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). Employee and the Company agree to work in good faith to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of amounts to the Employee. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)  Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)  Entire Agreement. This Agreement, along with other written agreements relating to the subject matter hereof between Employee and a duly authorized Company officer constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)  Choice of Law; Arbitration. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Phoenix, Arizona, by three arbitrators in accordance with the then current rules of the American Arbitration Association. The prevailing party in any arbitration shall be entitled to injunctive relief to enforce the arbitration award. The parties agree to waive their right to have any dispute regarding this Agreement resolved in a court of law by judge or jury. The Judgment may be entered on the arbitrator’s award in any court having jurisdiction. This Section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) relating to employee’s obligations under this Agreement. The Company shall bear the costs and expenses arising out of or in connection with any arbitration pursuant to this Section 8(e), including Employee’s costs and reasonable attorney’s fees.

(f)  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)  Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	MICROCHIP TECHNOLOGY INC.
By:
Title:
Date:

EMPLOYEE	By:
Date: